Haynie & Company, PC

CERTIFIED PUBLIC ACCOUNTANTS & MANAGEMENT CONSULTANTS

October 31, 2014

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: Mountain High Acquisitions Corp.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated October 31, 2014, of Mountain High Acquisition Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very Truly Yours,

 /s/ Haynie & Company